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                    PHELPS DODGE CORPORATION AND SUBSIDIARIES


                                   Exhibit 12


COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION

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
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($ in millions)
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                                                                     December 31,
                                                         ---------------------------------------
                                                           2000            1999           1998
                                                         --------        --------       --------
      Short-term debt ...........................        $  518.2           451.2          116.1

      Current portion of long-term debt .........           206.5           131.3           68.5

      Long-term debt ............................         1,963.0         2,172.5          836.4
                                                         --------        --------       --------

      Total debt ................................         2,687.7         2,755.0        1,021.0

      Minority interests in subsidiaries ........            91.7            96.3           93.3

      Common shareholders' equity ...............         3,105.0         3,276.8        2,587.4
                                                         --------        --------       --------

      Total capitalization ......................        $5,884.4         6,128.1        3,701.7
                                                         ========        ========       ========


      Ratio of total debt to total capitalization            45.7%           45.0%          27.6%
                                                         ========        ========       ========
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